Exhibit 11

WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and
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Common Equivalent Shares and on Common Shares
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Assuming Full Dilution
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                                             For the          For the
                                           three month       six months
                                          ended June 3      ended June 3
(In thousands, except per share data    2000     1999     2000     1999
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Weighted average number of common
  shares outstanding - basic          36,220   39,046   36,423   39,337

Add exercise of options reduced by the
  number of shares that could have been
  purchased with the proceeds of such
  exercise                               493      628      463      634
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Weighted average number of common
  shares outstanding - diluted        36,713   39,674   36,886   39,971
========================================================================

Net income                           $19,667  $18,869  $38,893  $37,273

Basic earnings per share               $0.54    $0.48    $1.07    $0.95

Diluted earnings per share             $0.54    $0.48    $1.05    $0.93